UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2009

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts		02210-2377
(Address of Principal Executive Offices)		(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On July 3, 2009, SatCon Technology Corporation (the “Company”) entered into a separate Agreement to Amend Warrants with each of RockPort Capital Partners II, L.P. and NGP Energy Technology Partners, L.P. (collectively, the “Investors”).  Such agreements are referred to herein as the “Agreements.”

As previously announced in a Form 8-K filed on November 14, 2007 (the “November 14 Form 8-K”) and a Form 8-K filed on December 26, 2007, during the Company’s fourth fiscal quarter of 2007, pursuant to a Stock and Warrant Purchase Agreement (the “Purchase Agreement”), the Investors purchased in a private placement 25,000 shares of the Company’s Series C convertible preferred stock and warrants to purchase up to 19,711,539 shares of common stock, for an aggregate gross purchase price of $25 million.  Under the Purchase Agreement, the Company also agreed to issue to the Investors additional warrants in the event that the holders of certain existing warrants (none of whom are affiliated with the Investors) exercise those warrants in the future.  As of July 2, 2009, the Investors held warrants to purchase an aggregate 19,799,022 shares of common stock.  All warrants currently held by the Investors or to be issued to the Investors in the future are referred to herein as the “Investor Warrants.”

In addition to standard anti-dilution protection for stock splits or dividends, stock combinations, mergers, liquidation or similar events, under the terms of the original Investor Warrants (prior to their amendment pursuant to the Agreements), the exercise price and number of shares issuable upon exercise of these warrants were subject to adjustment in the event of certain dilutive issuances (the “Dilutive Issuance Provision”).  Upon each adjustment of the exercise price pursuant to the Dilutive Issuance Provision, the number of shares subject to the warrant were also to be adjusted by multiplying the current exercise price prior to the adjustment by the number of shares subject to the warrant and dividing the product by the exercise price resulting from the adjustment.

In June 2008, the Financial Accounting Standards Board ratified the consensus reached on Emerging Issues Task Force (“EITF”) Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF No. 07-05”). EITF No. 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. EITF No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008.

Upon the Company’s adoption of EITF No. 07-05 on January 1, 2009, the Company evaluated the Investor Warrants and determined that the Investor Warrants did not qualify for a scope exception under SFAS No. 133 as they were determined to not be indexed to the Company’s stock as prescribed by EITF No. 07-05.  As a result, on the date of adoption the Company reclassified the Investor Warrants from additional paid in capital in the Stockholders Equity section of the Company’s balance sheet to warrant liabilities through a cumulative effect of a change in accounting principle.  The initial value of the warrant liability at adoption was $22,041,541.  For the three month period ended April 4, 2009, the Company recorded a charge to change in fair value of warrants of $4,703,493 for the increase in the fair value related to the Investor Warrants during the quarter.   The Investor Warrants did not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants were to be recognized currently in earnings until such time as the warrants were modified in the manner described below, exercised or expired.

The Agreements amended the Dilutive Issuance Provision of the Investor Warrants to (i) limit the instances in which a dilutive issuance will cause an adjustment to the exercise price of the Investor Warrants and (ii) eliminate the provision that correspondingly increased the number of shares underlying the Investor Warrants in the event of a dilutive issuance that causes an adjustment to the exercise price.  As a result of these amendments to the Dilutive Issuance Provision, the Investor Warrants will now qualify for the scope exception under SFAS No. 133 and, accordingly, as of July 3, 2009, will be reclassified into the Stockholders Equity section of the Company’s balance sheet, from their current classification as warrant liabilities.

As consideration for the Investors’ agreement to amend the Investor Warrants in this manner, the Company issued to the Investors additional seven-year warrants to purchase an aggregate 380,000 shares of common stock at an exercise price of $1.80 per share, the closing price of the Company’s common stock on July 2, 2009.

A more complete description of the terms of the original Investor Warrants may be found in the November 14 Form 8-K, which is incorporated herein by reference.  Copies of the forms of Investor Warrants were filed as Exhibits 10.4 and 10.5 to the November 14 Form 8-K.  Copies of the Agreements are attached to this Form 8-K as Exhibits 10.1 and 10.2.

Item 3.02               Unregistered Sales of Equity Securities.

As noted above under Item 1.01, as consideration for the Investors’ agreement to amend the Investor Warrants, the Company issued to the Investors additional seven-year warrants to purchase an aggregate 380,000 shares of common stock at an exercise price of $1.80 per share, the closing price of the Company’s common stock on July 2, 2009.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Agreement to Amend Warrants, dated July 3, 2009, between the Company and RockPort Capital Partners II, L.P.

10.2	Agreement to Amend Warrants, dated July 3, 2009, between the Company and NGP Energy Technology Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: July 8, 2009	By:	/s/ John W. Peacock
John W. Peacock
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement to Amend Warrants, dated July 3, 2009, between the Company and RockPort Capital Partners II, L.P.

10.2	Agreement to Amend Warrants, dated July 3, 2009, between the Company and NGP Energy Technology Partners, L.P.